EXHIBIT 3.1

AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE PRODUCTS PARTNERS L.P.

        This AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENTERPRISE PRODUCTS PARTNERS L.P. (this “Amendment”), dated as of December 17, 2003, is entered into and effectuated by Enterprise Products GP, LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Section 5.6 of the Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of May 15, 2002, as amended (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS:

        WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may (subject to the provisions of Section 5.7 of the Partnership Agreement) issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and

        WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner (subject to the provisions of Section 5.7 of the Partnership Agreement), may make any amendment to the Partnership Agreement deemed necessary or advisable by the General Partner in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

        WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for (i) the creation of a new class of Partnership Securities designated as “Class B Special Units,” such Class B Special Units to be convertible into Common Units on the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

        Section 1.     Amendment to Article V of the Partnership Agreement. Article V of the Partnership Agreement is hereby amended to add a new Section 5.13 as follows:

5.13. Creation of Class B Special Units. Pursuant to Section 5.6, the General Partner hereby designates and creates a special class of Units to be designated as “Class B Special Units” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Special Units as follows:

(a) Except as otherwise provided in this Agreement, each Class B Special Unit shall be identical to a Common Unit, and each holder of a Class B Special Unit shall have all the rights of a holder of a Common Unit with respect to, without limitation, Partnership distributions and allocations of income, gain, loss or deductions.

(b) Holders of the Class B Special Units shall not have voting rights, and the Class B Special Units shall not be deemed to be Outstanding for purposes of determining whether a quorum is present or whether the approval of the requisite number of holders of Units has been obtained.

(c) Each Class B Special Unit shall be convertible from time to time, in whole, but not in part, at the option of the holder thereof, into one Common Unit from and after the date on which the issuance of Common Units upon conversion of the Class B Special Units has been approved either (i) by holders of not less than a majority of the Units (not including for this purpose the Class B Special Units) present and entitled to vote at a meeting of Unitholders called to consider and vote thereon, or (ii) by the holders of a majority of the outstanding Units (not including for this purpose the Class B Special Units) pursuant to written consents solicited by the Company without a meeting, in either case in accordance with all applicable rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange. The Class B Special Units are not otherwise convertible except as provided in this Section 5.13(c).

(d) Before any holder of Class B Special Units shall be entitled to convert such holder’s Class B Special Units into Common Units, such holder shall surrender the Certificates evidencing the Class B Special Units, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Special Units, whereupon the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Special Units one or more Certificates evidencing Common Units, registered in the name of such holder, for the number of Common Units to which the holder shall be entitled. Such conversion shall be deemed to have been made as of the date of the surrender of the Class B Special Units to be converted.

(e) The Certificates evidencing Class B Special Units shall be separately identified and shall not bear the same CUSIP number, if any, as the Certificates evidencing Common Units.

        Section 2.     Ratification of Partnership Agreement. As amended hereby, the Partnership Agreement is in all respects ratified, confirmed and approved and shall remain in full force and effect.

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        IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

ENTERPRISE PRODUCTS GP, LLC
General Partner

By:	/s/ Richard H. Bachmann
Richard H. Bachmann Executive Vice President and Chief Legal Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of and granted and delivered to the General Partner

By: Enterprise Products GP, LLC General Partner, as attorney-in-fact for the Limited Partners pursuant to Powers of Attorney granted pursuant to Section 2.6

By:	/s/ Richard H. Bachmann
Richard H. Bachmann Executive Vice President and Chief Legal Officer

Signature Page to
Amendment No. 3